Exhibit 99.2

Item 6.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements appearing in this Item 6 are forward-looking statements within the meaning of the federal securities laws.  Our actual results may differ materially. We caution you not to place undue reliance on any such forward-looking statements. See Item 1, Part I (Business – CAUTIONARY FACTORS THAT MAY AFFECT FUTURE RESULTS) for additional information regarding our forward-looking statements.

GENERAL

As of December 31, 2009, we owned interests in 74 hotels in the eastern United States including interests in 17 hotels owned through joint ventures. For purposes of the REIT qualification rules, we cannot directly operate any of our hotels. Instead, we must lease our hotels to a third party lessee or to a taxable REIT subsidiary (“TRS”), provided that the TRS engages an eligible independent contractor to manage the hotels.  As of December 31, 2009, we have leased all of our hotels to a wholly-owned TRS, a joint venture owned TRS, or an entity owned by our wholly-owned TRS.  Each of these TRS entities will pay qualifying rent, and the TRS entities have entered into management contracts with qualified independent managers, including HHMLP, with respect to our hotels. We intend to lease all newly acquired hotels to a TRS.

The TRS structure enables us to participate more directly in the operating performance of our hotels. The TRS directly receives all revenue from, and funds all expenses relating to hotel operations. The TRS is also subject to income tax on its earnings.

During the year ended December 31, 2009, the U.S. economy has been influenced by financial industry turmoil, growing unemployment and declining consumer sentiment. The recessionary environment in 2009 has and is forecasted to continue to negatively impact overall lodging demand and our results of operations and financial condition.  For the year ended December 31, 2009, we have seen decreases in Average Daily Rate (“ADR”), occupancy, and Revenue Per Available Room (“RevPAR”) due to these economic factors as compared to the years ended December 31, 2008 and 2007.

The turmoil in the financial industry has caused credit to significantly tighten making it more difficult for hotel developers to obtain financing for development projects or for hotels with limited operating history.  This turmoil in the financial industry may continue to have a negative impact on the collectability of our portfolio of development loans receivable.  While we have the intent to pursue collection of amounts contractually due to us, we recorded an impairment charge of $21,408 during the year ended December 31, 2009 related to amounts due to us for two development loans receivable.  We monitor this portfolio to determine the collectability of the loan principal and interest accrued and will continue to monitor this portfolio on an on-going basis.  For more information, please see “Note 4 – Development Loans Receivable and Land Leases.”

In addition, the tightening credit markets have made it more difficult to finance the acquisition of new hotel properties or refinance existing hotel properties that do not have a history of profitable operations.  We monitor the maturity dates of our debt obligations and take steps in advance of the debt becoming due to extend or refinance the obligations.  Please refer to “Item 6A.  Quantitative and Qualitative Disclosures About Market Risk” for a discussion of our debt maturities.

We are planning for a continued downward trend in consumer and commercial spending and lodging demand during the first half of 2010.  However, we believe this downward trend may begin to show signs of stabilizing in the second half of 2010. We do not anticipate an improvement in lodging demand until the current economic trends reverse course, particularly the expected continued weakness in the overall economy and the lack of liquidity in the credit markets. The general economic trends discussed above make it difficult to predict our future operating results.  There can be no assurances that we will not experience further declines in hotel revenues, occupancy, ADR or RevPAR at our properties or experience defaults under our development loans for any number of reasons, including, but not limited to, greater than anticipated weakness in the economy, changes in travel patterns, the continued impact of the trends identified above and the limited availability of permanent financing to refinance or repay existing development loans, as well as other factors identified under the heading “Risk Factors” in Item 1A. of this Annual Report.

Notwithstanding general economic and industry conditions, we believe our company is positioned well to take part in the economic recovery anticipated to occur in the second half of 2010, both operationally and strategically.  As we enter this next cycle of the lodging industry and as a result of our company’s growth over the last five years, we expect to see our hotel acquisition strategy shift slightly from that employed in prior years.  We will continue to seek acquisition opportunities in central business districts, primary suburban markets and stable secondary markets.  However, we do not expect to actively pursue acquisitions made through joint ventures similar to those we own today, and will consider opportunities to acquire our joint venture partners’, or sell our, interests in existing joint ventures, as we did with our PRA Glastonbury joint ventures in January 2010.  In addition, we do not expect to actively pursue additional development loans and land leases as part of our hotel acquisition strategy.  While property joint ventures, development loans and land leases played an important role in our growth over the last five years, we do not expect them to play the same role in our near-term future growth, but we may pursue these types of investments in the future if we believe they present us with the potential for attractive risk-adjusted returns.

The following table outlines operating results for the Company’s portfolio of wholly owned hotels and those owned through joint venture interests that are consolidated in our financial statements for the three years ended December 31, 2009, 2008 and 2007:

CONSOLIDATED HOTELS:

	Year Ended 2009	Year Ended 2008	2009 vs. 2008 % Variance	Year Ended 2007	2008 vs. 2007 % Variance

Rooms Available	2,348,888	2,211,885	6.2%	2,037,325	8.6%
Rooms Occupied	1,590,650	1,595,633	-0.3%	1,514,169	5.4%
Occupancy	67.72%	72.14%	-4.4%	74.32%	-2.2%
Average Daily Rate (ADR)	$126.28	$141.01	-10.4%	$134.95	4.5%
Revenue Per Available Room (RevPAR)	$85.22	$101.72	-16.2%	$100.30	1.4%

Room Revenues	$201,353,820	$224,999,810	-10.5%	$204,342,394	10.1%
Hotel Operating Revenues	$210,982,859	$234,708,618	-10.1%	$213,526,634	9.9%
Hotel Operating Revenues from Discontinued Operations	$9,161,243	$15,756,155	N/A	$22,619,094	N/A

The following table outlines operating results for the three years ended December 31, 2009, 2008 and 2007 for hotels we own through an unconsolidated joint venture interest. These operating results reflect 100% of the operating results of the property including our interest and the interests of our joint venture partners and other minority interest holders.

UNCONSOLIDATED JOINT VENTURES:

	Year Ended 2009	Year Ended 2008	2009 vs. 2008 % Variance	Year Ended 2007	2008 vs. 2007 % Variance

Rooms Available	961,407	963,892	-0.3%	954,114	1.0%
Rooms Occupied	619,558	677,485	-8.6%	682,169	-0.7%
Occupancy	64.44%	70.29%	-5.8%	71.50%	-1.2%
Average Daily Rate (ADR)	$131.86	$146.91	-10.2%	$144.51	1.7%
Revenue Per Available Room (RevPAR)	$84.98	$103.26	-17.7%	$103.32	-0.1%

Room Revenues	$81,717,987	$99,530,317	-17.9%	$98,580,629	1.0%
Total Revenues	$104,328,667	$127,874,193	-18.4%	$130,167,451	-1.8%

RevPAR for the year ended December 31, 2009 decreased 16.2% for our consolidated hotels and decreased 17.7% for our unconsolidated hotels when compared to the same period in 2008.  This represents a reversal of the growth trend in RevPAR experienced during the year ended December 31, 2008 over the same period in 2007.  This reversal in the growth trend in RevPAR is primarily due to deteriorating economic conditions in 2009.

The increase in RevPAR during the year ended December 31, 2008 was due primarily to our broadened strategic portfolio focus on stronger central business districts and primary suburban office parks; the size of the recent acquisitions as a percentage of the portfolio; franchise affiliations with stronger brands, such as Hyatt Summerfield Suite, Hilton Garden Inn, Residence Inn and Courtyard by Marriott; and a focus on improving the ADR. The increase in both rooms and total revenue can be attributed primarily to the hotels acquired during the respective periods.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2009 TO DECEMBER 31, 2008
(dollars in thousands, except per share data)

Revenue

Our total revenues for the year ended December 31, 2009 consisted of hotel operating revenues, interest income from our development loan program, and other revenue. Hotel operating revenues are recorded for wholly owned hotels that are leased to our wholly owned TRS and hotels owned through joint venture interests that are consolidated in our financial statements. Hotel operating revenues decreased $23,725, or 10.1%, from $234,708 for the year ended December 31, 2008 to $210,983 for the same period in 2009.  This decrease resulted from decreases in both ADR and occupancy.  ADR decreased 10.4% from $141.01 for year ended December 31, 2008 to $126.28 during the same period in 2009.  Our occupancy rate decreased 442 basis points from approximately 72.14% during the year ended December 31, 2008 to approximately 67.72% for the same period in 2009.

The decrease in hotel operating revenues was only partially offset by the additional hotel operating revenues attributed to the following acquisitions consummated during the year ended December 31, 2009:

Brand	Location	Acquisition Date	Rooms	2009 Total Revenue

Hilton Garden Inn	TriBeCa, New York, NY	5/1/2009*	151	$6,761
Hampton Inn & Suites	West Haven, CT	11/4/2009	98	$374

			249	$7,135

*  We acquired a 49% interest in the entity that owns the property on May 1, 2009 and acquired the remaining 51% interest on June 30, 2009.

Revenues for both hotels were recorded from the date of acquisition as hotel operating revenues. Further, hotel operating revenues for the year ended December 31, 2009 included revenues for a full year related to six hotels that were purchased during the year ended December 31, 2008. Hotels acquired during the year ended December 31, 2008 would have a full year of results included in the year ended December 31, 2009 but not necessarily a full year of results during the same period in 2008. We acquired interests in the following six consolidated hotels during the year ended December 31, 2008:

Brand	Location	Acquisition Date	Rooms	2009 Total Revenue	2008 Total Revenue
Duane Street Hotel (TriBeCa)	New York, NY	1/4/2008	45	$2,836	$3,688
TownePlace Suites	Harrisburg, PA	5/8/2008	107	2,440	1,755
Sheraton Hotel	JFK Airport, Jamaica, NY	6/13/2008	150	7,869	3,931
Holiday Inn Express	Camp Springs, MD	6/26/2008	127	2,587	1,313
nu Hotel	Brooklyn, NY	7/7/2008*	93	4,488	2,314
Hampton Inn & Suites	Smithfield, RI	8/1/2008	101	2,033	848

			623	$22,253	$13,849

* The property was purchased on January 14, 2008 but did not open for business until July 7, 2008.

We invest in hotel development projects by providing mortgage or mezzanine financing to hotel developers and through the acquisition of land that is then leased to hotel developers.  Interest income is earned on our development loans at rates ranging between 10.0% and 20.0%.  Interest income from development loans receivable was $7,411 for the year ended December 31, 2009 compared to $7,890 for the same period in 2008.  The decrease in interest income from development loans receivable was due to a decrease in the average balance of development loans receivable outstanding in 2009 and cessation of interest accrual on certain loans that were deemed to be impaired, which resulted in a $479, or 6.1% decrease in interest income.

As hotel developers are engaged in constructing new hotels or renovating existing hotels the hotel properties are typically not generating revenue.  It is common for the developers to require construction type loans to finance the projects whereby interest incurred on the loan is not paid currently; rather it is added to the principal borrowed and repaid at maturity.  On June 30, 2009, we amended four development loans, with an aggregate principal balance of $40,000 prior to the amendment, to allow the borrower to elect, quarterly, to pay accrued interest in-kind by adding the accrued interest to the principal balance of the loan.  As a result, $4,502 in accrued interest on these loans was added to principal for the year ended December 31, 2009.

We monitor our development loan portfolio for indications of impairment considering the current economic environment, the borrowers’ access to other sources of financing to complete their hotel development projects, and the borrowers ability to repay amounts owed to us through the operation or eventual sale of the properties being financed by our loans receivable.  Based on our reviews, we determined that our development loans to Brisam East 52, LLC and Brisam Greenwich, LLC, which were secured by the equity interest in each entity, were permanently impaired as of December 31, 2009.  We ceased accruing interest on these two loans effective July 1, 2009.  As of December 31, 2009, we have determined that the fair value of these loan receivables are $0 and have incurred an impairment charge for the remaining principal on these loans in the aggregate amount of $21,408, which includes $1,408 of interest income paid in-kind.

During the year ended December 31, 2008, we recorded an impairment charge for one of our development loans to an unaffiliated developer for the remaining principal of $18,748, which is net of unamortized discount and loan fees in the amount of $1,252.  The loan was deemed to be fully impaired when the developer was unable to obtain additional construction financing to complete the project and consequently defaulted under his senior mortgage loan.  The project, located in Brooklyn, NY, was to include hotel, residential and retail components, however, the land acquisition financing and our loan were not sufficient to fund the ongoing construction.  A receivable for uncollected interest income of $569, which is net of unrecognized deferred loan fees of $143, was also recorded as an impairment charge.  In connection with the development loan, we also hold an option to acquire an interest in the hotel upon completion of the development project.  This option was valued at $1,687 at its inception and is deemed to be fully impaired.  The total impairment charge recorded during the year ended December 31, 2008 related to this development loan and option was $21,004.

Of the $46,094 in development loans receivable outstanding as of December 31, 2009, $15,000, or 32.5%, is invested in hotels that are currently operating and generating revenue and $31,094, or 67.5%, is invested in hotel construction projects with significant progress made toward completion.  We have written off and no longer reflect any value for development loans to hotel development projects that are in the early phase of development where development has been limited to land acquisition and site preparation.

Other revenue consists primarily of fees earned for asset management services provided to properties owned by certain of our unconsolidated joint ventures.  These fees are earned as a percentage of the revenues of the unconsolidated joint ventures’ hotels.  Other revenues decreased from $1,141 for the year ended December 31, 2008 to $751 during the year ended December 31, 2009 primarily due to a decrease in asset management as a result of declining revenues at properties owned by certain of our unconsolidated joint ventures.

Expenses

Total hotel operating expenses decreased 7.1% to approximately $123,418 for the year ended December 31, 2009 from $132,787 for the year ended December 31, 2008. As a result of declining hotel operating revenues, our hotel operators implemented cost reduction and cost containment initiatives to reduce hotel operating expenses.  Decreases in our hotel operating expenses resulting from lower occupancies and our operators cost reduction initiatives were partially offset by increases in hotel operating expenses due to the acquisitions consummated since January 1, 2008, as mentioned above.  The acquisitions also resulted in an increase in depreciation and amortization from $38,712 for the year ended December 31, 2008 to $42,971 for the year ended December 31, 2009. Similarly, real estate and personal property tax and property insurance increased $1,495, or 12.1%, in the year ended December 31, 2009 when compared to the same period in 2008.

General and administrative expense decreased by approximately $1,319 from $7,208 in 2008 to $5,889 in 2009.  As of December 31, 2009, discretionary incentive compensation related to 2009 fiscal year had not been determined and, accordingly, no expense had been accrued.  General and administrative expense for the year ended December 31, 2008 included a charge of $1,253 for incentive compensation related to the 2008 fiscal year.  Non-cash stock based compensation expense increased $641 when comparing the year ended December 31, 2009 to the same period in 2008 as a result of increased vesting of restricted shares and performance shares issued and earned during the year ended December 31, 2009.

Unconsolidated Joint Venture Investments

For the year ended December 31, 2009, we recorded $7,190 in loss from unconsolidated joint ventures compared to $517 in loss from unconsolidated joint ventures for the same period in 2008.

Included in the loss from unconsolidated joint ventures for the year ended December 31, 2009 was an impairment charge of $4,541.  Through our investment in Hiren Boston, LLC joint venture, we have a 50% interest the Courtyard, South Boston, MA.  We determined that our interest in this hotel was impaired and, as of December 31, 2009, we recorded an impairment loss of approximately $3,500 which represents our entire investment in the hotel.  Through our investment in PRA Suites at Glastonbury, LLC joint venture, we have a 48% interest in the Homewood Suites, Glastonbury, CT.  In 2009, we entered into an agreement to transfer our interest in this hotel to our joint venture partner as partial consideration for the purchase of our joint venture partner’s 52% interest in PRA Glastonbury, LLC, the owner of the Hilton Garden Inn, Glastonbury, CT.  This transaction closed effective January 1, 2010.  We determined that the carrying value of our interest in the Homewood Suites, Glastonbury, CT exceeded fair value and, as of December 31, 2009, recorded an impairment loss of $1,041.  As a result of this transaction, as of January 1, 2010 we own a 100% interest in the Hilton Garden Inn, Glastonbury, CT and have no remaining interest in the Homewood Suites, Glastonbury, CT.  We believe the purchase of the Hilton Garden Inn, Glastonbury, CT in 2010 will result in a $1,918 gain as a result of applying purchase accounting and the subsequent remeasurement of our previously held 48% interest which will be recorded in the first quarter of 2010.

Through our investment in the Mystic Partners, LLC joint venture, we have an 8.8% interest in the Hilton Hotel in Hartford, CT.  In 2008, we determined that our interest in this hotel was impaired.  As of December 31, 2008, we recorded an impairment loss of approximately $1,890 which represents our entire investment in the hotel.

For the year ended December 31, 2009, loss from our investment in unconsolidated joint ventures, excluding the impairment charges noted above, was $2,649.  This compares to income from our investment in unconsolidated joint ventures, excluding the impairment charges noted above, of $1,373 for the same period in 2008.  This decrease was the result of deteriorating revenues in the hotels owned by our unconsolidated joint ventures.  The operating factors impacting the results of our hotels owned by our unconsolidated joint ventures are consistent with those described above in the discussion of our consolidated hotels, and include declining ADR, occupancy and RevPAR.

Net Income/Loss

Net loss applicable to common shareholders for year ended December 31, 2009 was $54,661 compared to net loss applicable to common shareholders of $13,608 for the same period in 2008.

Operating income for the year ended December 31, 2009 was $8,000 compared to operating income of $28,779 during the same period in 2008. The $20,779, or 72.2%, decrease in operating income was primarily the result of the impairment charge of $21,408 related to our investment in a development loan and an option to acquire the hotel property upon completion, noted above.

Also contributing to the net loss recorded during the year ended December 31, 2009 was an impairment charge of $17,703 recorded on two parcels of land and a hotel, each of which is classified as held for sale as of December 31, 2009.  Due to the economic challenges facing hotel development projects, especially those that are in the early phase of development, we decided during the quarter ended September 30, 2009 to exit our two remaining land leases and dispose of the related land parcels.  Effective July 1, 2009, we ceased accruing rents under these leases.  We determined that the carrying value of the land exceeded fair value and we recorded an impairment of $14,545.  We also determined that accrued rents under the leases were uncollectible and accrued rents receivable of $1,579 was expensed during the year ended December 31, 2009.  In addition, we committed to a plan to sell one of our hotels and determined that carrying value of this property exceeded fair value by $1,558 which was recorded as an impairment charge during the year ended December 31, 2009.

In addition, we recorded a gain of $2,888 on the disposition of hotel properties during the year ended December 31, 2008, compared to a $1,869 gain during the same period in 2009.

Interest expense increased $2,220 from $41,139 for the year ended December 31, 2008 to $43,359 for the year ended December 31, 2009. The increase in interest expense is the result of mortgages placed on newly acquired properties and increased average balances on our line of credit.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2008 TO DECEMBER 31, 2007
(dollars in thousands, except per share data)

Revenue

Hotel operating revenues increased $21,181, or 9.9%, from $213,527 for the year ended December 31, 2007 to $234,708 for the same period in 2008.  This increase resulted from increases in ADR, partially offset by decreases in occupancy.  ADR increased 4.5% from $134.95 per room for year ended December 31, 2007 to $141.01 per room during the same period in 2008.  Our occupancy rate decreased 218 basis points from approximately 74.32% during the year ended December 31, 2007 to approximately 72.14% for the same period in 2008.

In addition, we acquired interests in six consolidated hotels during the year ended December 31, 2008, as noted above.  Revenues for all six hotels were recorded from the date of acquisition as hotel operating revenues. Further, hotel operating revenues for the year ended December 31, 2008 included revenues for a full year related to the following six hotels that were purchased during the year ended December 31, 2007:

Brand	Location	Acquisition Date	Rooms	2008 Total Revenue	2007 Total Revenue

Residence Inn	Langhorne, PA	1/8/2007	100	$4,062	$3,352
Residence Inn	Carlisle, PA	1/10/2007	78	2,417	2,091
Holiday Inn Express	Chester, NY	1/25/2007	80	2,337	2,367
Hampton Inn	Seaport, NY	2/1/2007	65	5,833	5,200
Independent	373 Fifth Avenue	6/1/2007	70	4,562	3,051
Holiday Inn	Norwich, CT	7/1/2007	134	3,297	1,689

			527	$22,508	$17,750

We invest in hotel development projects by providing secured first mortgage or mezzanine financing to hotel developers.  Interest income from development loans receivable was $7,890 for the year ended December 31, 2008 compared to $6,046 for the same period in 2007.  The average balance of development loans receivable outstanding in 2008 was higher than the average balance outstanding in 2007. This resulted in a $1,844, or 30.5% increase in interest income.  In addition, we recorded an impairment charge of $21,004 for the remaining principal, accrued interest and option to acquire an interest in the property during the year ended December 31, 2008, as mentioned above.

Other revenue consists primarily of fees earned for asset management services provided to properties owned by two of our unconsolidated joint ventures.  Other revenues increased from $980 for the year ended December 31, 2007 to $1,141 during the year ended December 31, 2008.

Expenses

Total hotel operating expenses increased 12.0% to approximately $132,787 for the year ended December 31, 2008 from $118,529 for the year ended December 31, 2007. Consistent with the increase in hotel operating revenues, hotel operating expenses increased primarily due to the acquisitions consummated since the comparable period in 2007, as mentioned above. The acquisitions also resulted in an increase in depreciation and amortization from $31,767 for the year ended December 31, 2007 to $38,712 for the year ended December 31, 2008. Similarly, real estate and personal property tax and property insurance increased $1,587, or 14.8%, in the year ended December 31, 2008 when compared to the same period in 2007.

General and administrative expense increased by $116, or 1.6%, from $7,092 in 2007 to $7,208 in 2008. Stock based Compensation increased $650 during the year ended December 31, 2008 when compared to the same period in 2007, due primarily to the issuance of additional stock awards in June 2008.

Unconsolidated Joint Venture Investments

As mentioned above, we recorded an impairment loss of approximately $1,890 on our investment in the Hilton Hotel in Hartford, CT which represents our entire investment in the hotel.  Offsetting this loss was approximately $1,373 in income from our unconsolidated joint venture investments.  For the year ended December 31, 2007, approximately $3,476 in income from unconsolidated joint venture investments was recorded.  The decrease in income from unconsolidated joint ventures during the year ended December 31, 2008 when compared to the same period in 2007 was due primarily to a decrease of $1,957 in income from the Mystic Partners, LLC joint venture and a decrease of $493 in income from the Hiren Boston, LLC joint venture.  These decreases were  partially offset by an increase in income recognized from the Metro 29th Street Associates, LLC joint venture, which was acquired on February 1, 2007.

Net Income/Loss

Net loss applicable to common shareholders for year ended December 31, 2008 was $13,608 compared to net income applicable to common shareholders of $13,047 for the same period in 2007.

Operating income for the year ended December 31, 2008 was $28,779 compared to operating income of $50,568 during the same period in 2007. The $21,789, or 43.1%, decrease in operating income was primarily the result of the impairment charge of $21,004 related to our investment in a development loan and an option to acquire the hotel property upon completion, noted above.

Interest expense increased $1,054 from $40,085 for the year ended December 31, 2007 to $41,139 for the year ended December 31, 2008. The increase in interest expense is the result of mortgages placed on newly acquired properties and increased average balances on our line of credit. For the year ended December 31, 2008, interest income decreased $380 compared to the same period in 2007. Increased levels of interest income in 2007 resulted from higher levels of interest bearing deposits related to the acquisition of hotel properties during 2007.

Included in net loss applicable to common shareholders for the year ended December 31, 2008 is $3,823 in income from discontinued operations compared to $5,610 in income during the same period in 2007.  Discontinued operations was driven primarily by a gain of $2,888 resulting from the sale of the Holiday Inn Conference Center in New Cumberland, PA in October 2008 and a gain of $4,248 results from the sale of the Fairfield Inn, Mt. Laurel, NJ and Hampton Inn, Linden, NJ in November 2007.

LIQUIDITY, CAPITAL RESOURCES, AND EQUITY OFFERINGS
(dollars in thousands, except per share data)

Debt and Equity Offerings

The current recession and related financial crisis has resulted in deleveraging attempts throughout the global financial system.  As banks and other financial intermediaries reduce their leverage and incur losses on their existing portfolio of loans, the ability to originate or refinance existing loans has become very restrictive for all borrowers, regardless of balance sheet strength.  As a result, it is a very difficult borrowing environment, even for those borrowers that have strong balance sheets.  While we maintain a portfolio of what we believe to be high quality assets and we believe our leverage to be at acceptable levels, the market for new debt origination and refinancing of existing debt remains very challenging and there is little visibility on the length of debt terms, the loan to value parameters and loan pricing on new debt originations.

Our organizational documents do not limit the amount of indebtedness that we may incur. In the current economic environment, the fair market value of certain of our hotel properties may have declined causing some of our indebtedness to exceed the percentage of an individual hotel property’s fair market value our Board of Trustees intended at the time we acquired the property.

Our ability to incur additional debt is dependent upon a number of factors, including the current state of the overall credit markets, our degree of leverage and borrowing restrictions imposed by existing lenders.  Our ability to raise funds through the issuance of debt and equity securities is dependent upon, among other things, capital market volatility, risk tolerance of investors, general market conditions for REITs and market perceptions related to the Company’s ability to generate cash flow and positive returns on its investments.

We maintain a revolving credit facility with a syndicate of lenders that have committed up to $135,000.  The line of credit expires December 31, 2011 and includes an option to extend the maturity until December 31, 2012.  This option may be exercised at the sole discretion of the lenders.  As of December 31, 2009 remaining borrowing capacity under the Line of Credit was $51,982.  We intend to repay indebtedness incurred under the line of credit from time to time, for acquisitions or otherwise, out of cash flow and from the proceeds of issuances of additional common shares and other securities.

We will continue to monitor our debt maturities to manage our liquidity needs.  However, no assurances can be given that we will be successful in refinancing all or a portion of our future debt obligations due to factors beyond our control or that, if refinanced, the terms of such debt will not vary from the existing terms. As of December 31, 2009, we have $37,406 in debt coming due on or before December 31, 2010 and we currently expect that cash requirements for all debt that is not refinanced by our existing lenders will be met through a combination of refinancing the existing debt with new lenders, draws on the remaining capacity on our existing credit facility, and issuing public debt or equity.

In 2009, we entered into a sales agreement with a broker dealer acting as a sales agent which allows us to sell Class A common shares in “at the market” offerings and in privately negotiated transactions.  The sales agreement allows us to instruct the broker to solicit sales of our common shares in quantities and at prices we determine.  The agreement also allows us discretion to suspend the solicitation of sales of our common shares.  During the year ended December 31, 2009, we sold 2,742,300 shares.  Net proceeds from these sales after the payment of fees but before expenses of the program were $8,258 for the year ended December 31, 2009.

On August 4, 2009, we sold to Real Estate Investment Group, LP (“REIG”), an affiliate of IRSA, 5,700,000 Class A common shares of beneficial interest at a price of $2.50 per share and an option to buy up to an additional 5,700,000 common shares at a price of $3.00 per share.  The option is exercisable through August 4, 2014.  If at any time after August 4, 2011 the closing price for the our common shares on the New York Stock Exchange exceeds $5.00 for 20 consecutive trading days, we may call in and cancel the option in exchange for issuance of common shares with an aggregate value equal to the volume weighted average price per common share for the 20 trading days prior to the exercise of the option, less the $3.00 option price, multiplied by the number of common shares remaining under the option.  Proceeds from this offering were used to pay down amounts outstanding under our line of credit.

On May 16, 2008, we completed a public offering of 6,000,000 common shares at $9.90 per share.  On May 20, 2008, the underwriters exercised a portion of their over-allotment option with respect to that offering, and we issued an additional 600,000 common shares at $9.90 per share.  Proceeds to us, net of underwriting discounts and commissions and expenses, were approximately $61,845.  Immediately upon closing the offering, we contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests.  The net offering proceeds were used to repay indebtedness.

On January 21, 2010, we completed a public offering of 51,750,000 common shares, including 6,750,000 common shares subject to an overallotment option exercised by the underwriters, for proceeds of approximately $148,955 net of underwriting discounts and commissions. Immediately upon closing the offering, we contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests.  The net offering proceeds were used as partial consideration to acquire a Hampton Inn, a Holiday Inn Express and a Candlewood Suites located in the area of Times Square, New York, NY.

Development Loans Receivable

This borrowing environment has made it difficult for our development loan borrowers to obtain or renew construction financing to complete certain hotel development projects for which we have provided development loan financing.  As of December 31, 2009 we have $46,094 in development loan principal receivable and $2,451 in accrued interest receivable on these loans.  Most of our development loans have options to extend the maturity of the loan for periods up to three years from the original maturity date of the loan.  We expect certain development loan borrowers to take advantage of these extension options.

In addition, we have modified the contractual terms of four development loans to allow borrowers the option to add accrued interest to the loan principal in lieu of making current interest payments.  As a result of these amendments, $4,502 of accrued interest was added to loan principal for the year ended December 31, 2009.  As noted above, we ceased accruing interest on two of these development loans effective July 1, 2009.  During 2009, we determined that the fair value of these loans receivable is $0 and have incurred an impairment charge for the remaining principal on these loans in the aggregate amount of $21,408, which includes $1,408 of interest income paid in-kind.  We do not expect the payments of principal or accrued interest on the development loans to be a significant source of liquidity over the next twelve to eighteen months.

Acquisitions

Each of our development loans provides us with a right of first offer on hotels constructed through the development loan program.  We converted $18,000 in principal and $1,555 in interest due to us on certain development loans into equity interests in the Hilton Garden Inn, TriBeCa, New York, NY.  We paid approximately $3,100 of cash and converted $2,000 in principal and $200 in interest due to us on certain development loans into equity interests in the Hampton Inn and Suites, West Haven, CT.  We plan to convert the principal and interest due to us on additional development loans into equity interests in the hotels developed allowing us to acquire new hotel properties, reducing the amount of cash necessary to complete an acquisition.

On January 1, 2010, we acquired our joint venture partner’s 52% membership interest in PRA Glastonbury, LLC, the owner of the Hilton Garden Inn, Glastonbury, CT, and this hotel became one of our wholly-owned hotels. The consideration provided to our joint venture partner in exchange for its 52% membership interest consisted of:

·	cash of $253;
·	our 48% minority membership interest in PRA Suites at Glastonbury, LLC, the owner of the Homewood Suites, Glastonbury, CT;
·	our forgiveness of a $1,408 loan made to our former joint venture partner; and
·	our assumption of the $13,141 outstanding mortgage debt secured by the Hilton Garden Inn, Glastonbury, CT.

On February 9, 2010 we completed the acquisition of a Hampton Inn, a Holiday Inn Express and a Candlewood Suites located in the area of Times Square, New York, NY with an aggregate purchase price of $165,000.  We used cash of $160,500 generated primarily from the net proceeds of our recently completed public offering of common shares and borrowings under our line of credit.  In addition we issued of 1,451,613 Common Units to the seller.

Some of the purchase agreements for some of our previous acquisitions contain certain earn-out provisions that entitle the seller to a payment based on operating metrics of the hotel properties.  One such earn-out provision expired on December 31, 2009 and the thresholds stipulated in the agreement were not met.  As such, no amounts are payable under this earn-out provision.

We intend to invest in additional hotels only as suitable opportunities arise and adequate sources of financing are available. We expect that future investments in hotels will depend on and will be financed by, in whole or in part, our existing cash, the proceeds from additional issuances of common shares, issuances of Common Units or other securities or borrowings.

Operating Liquidity and Capital Expenditures

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our line of credit.  We believe that the net cash provided by operations in the coming year will be adequate to fund the Company’s operating requirements, monthly recurring debt service and the payment of dividends in accordance with REIT requirements of the federal income tax laws.  Beginning with the second quarter of 2009, the Company reduced its quarterly dividend payment by approximately 72% in order to preserve cash. This action is anticipated to strengthen our liquidity.  Cash provided by operating activities for the year ended December 31, 2009 was $21,532 while cash used for the payment of distributions and dividends was $31,462.  This shortfall was partially offset by $8,524 in proceeds from the sale of hotel properties during the year and utilization of cash and cash equivalents.  We believe our cash provided by operating activities will be sufficient over the next twelve months to fund the payment of our dividend at its current reduced level.  However, our Board of Trustees continues to evaluate the dividend policy in the context of our overall liquidity and market conditions.

Owning hotels is a capital intensive enterprise.  Hotels are expensive to acquire or build and require regular significant capital expenditures to satisfy guest expectations.  However, even with the current depressed cash flows, we project that our operating cash flow and existing credit facility will be sufficient to pay for almost all of our liquidity and other capital needs that we must undertake over the next twelve to eighteen months.

We make available to the TRS of our hotels 4% (6% for full service properties) of gross revenues per quarter, on a cumulative basis, for periodic replacement or refurbishment of furniture, fixtures and equipment at each of our hotels. We believe that a 4% (6% for full service hotels) reserve is a prudent estimate for future capital expenditure requirements. Our operators have implemented a policy of limiting capital expenditures in the current year to only those projects that impact safety of our guests or preserve the value of our assets.  As such, we have reduced amounts spent on capital improvements during the year ended December 31, 2009 when compared to the same period in 2008 and we do expect to increase amounts spent on capital improvements over the next twelve months.  While we have reduced the amounts we are spending on capital expenditures, we may be required to comply with the reasonable requirements of any franchise license under which any of our hotels operate and otherwise to the extent we deem such expenditures to be in our best interests.

CASH FLOW ANALYSIS
(dollars in thousands, except per share data)

Comparison of year ended December 31, 2009 to year ended December 31, 2008

Net cash provided by operating activities for the year ended December 31, 2009, and 2008, was $21,532 and $53,894, respectively. Primarily as a result of declining ADR and occupancy at our wholly owned hotel properties, income before impairment charges, depreciation and amortization, and debt extinguishment decreased $27,380 during the year ended December 31, 2009 when compared to the same period in 2008.  In addition, the modification of four development loans to allow borrowers the option to add accrued interest to the loan principal in lieu of making current interest payments resulted in $3,253 in current year development loan interest income that was added to principal and is not currently a source of operating cash.  Cash from operating activities of $3,770 has also been used to fund increases in our escrow deposits.  The increase in our escrow deposits is a result of reduced access to these funds due to decreases in our capital expenditures.

Net cash used in investing activities for the year ended December 31, 2009 decreased $105,949, from $114,870 in the year ended December 31, 2008 to $8,921 for the year ended December 31, 2009.  During the year ended December 31, 2008, we acquired six properties for a total purchase price of $115,859, including the assumption of $30,790 in mortgage debt, the issuance of a $500 note payable, the assumption of $318 of operating liabilities and the issuance of units in our operating partnership valued at $21,624 resulting in net cash paid for acquisitions of $63,626.  During the same period in 2009, we acquired two properties for a total purchase price of $80,000, including the assumption of $37,524 in mortgage debt, the assumption of $3,043 of operating liabilities, the conversion of $20,000 in development loans and accrued interest, the conveyance of land and accrued rent receivable with a net value of $10,118 and cash held back at settlement of $1,387 resulting in net cash paid for acquisitions of $9,315.  We used $1,387 of the cash held back at settlement to facilitate the conveyance of land to the seller of the property during the year ended December 31, 2009.  We decreased our capital expenditures from $19,226 during the year ended December 31, 2008 to $6,138 during the same period in 2009. This decrease was the result of our initiatives to defer capital expenditures where appropriate, reducing capital expenditures on a year over year basis.  In addition, cash used to invest in development loans receivable, net of repayments, was $41,784 for the year ended December 31, 2008 compared to $1,500 for the same period in 2009.  In addition, the sale of hotel properties during the year ended December 31, 2009 provided $8,524 in cash proceeds compared to $6,456 provided during 2008.  Net cash distributions from unconsolidated joint ventures decreased $2,509 from net distributions received of $2,017 during 2008 to net contributions made of $492 in 2009, primarily as a result of declining operating results in the hotels owned by our unconsolidated joint ventures.

Net cash used in financing activities for the year ended December 31, 2009 was $16,904 compared to cash provided by financing activities of $64,346 for the year ended December 31, 2008.  During year ended December 31, 2008, we issued 6,600,000 common shares resulting in net proceeds of $61,845. During the year ended December 31, 2009, we issued 8,442,300 common shares resulting in net proceeds of $21,342.  The Company reduced its quarterly common dividend rate by 72% from $0.18 per share to $0.05 per share beginning with the dividend and distribution payment in July of 2009.  Total dividends and distributions decreased $11,249 during the year ended December 31, 2009 when compared to the same period in 2008 due to the decrease in the rate of dividends and distributions, partially offset by an increase in dividend due to an increased number of shares outstanding.  Net proceeds from mortgages and notes payable were $1,735 during the year ended December 31, 2008 compared to net proceeds of $2,923 for the same period in 2009.  Net repayments of our credit facility were $9,221 during the year ended December 31, 2009 compared to net proceeds of $44,721 during the same period in 2008.  The decrease in borrowings from our credit facility is a result of a decrease in acquisition activity requiring short term borrowings and an effort to lower debt levels.

Comparison of year ended December 31, 2008 to year ended December 31, 2007

Net cash provided by operating activities for the year ended December 31, 2008, and 2007, was $53,894 and $59,300, respectively. The decrease in net cash provided by operating activities was primarily the result of a decrease in distributions from unconsolidated joint ventures, an increase in due from related parties, and a decrease in accounts payable and accrued expenses.

Net cash used in investing activities for the year ended December 31, 2008 increased $68,843, from $46,027 in the year ended December 31, 2007 compared to $114,870 for the year ended December 31, 2008. Net cash used for the purchase of hotel properties increased $30,968 in 2008 over 2007. During the year ended December 31, 2007, we acquired nine properties for a total purchase price of $129,717 including the assumption of $70,564 in mortgage debt, the conversion of a $2,100 deposit made in 2006, the issuance of units in our operating partnership valued at $25,781 plus $798 paid for the operating assets of the hotel and $588 for the noncontrolling interests in the Hampton Inn, Philadelphia, PA resulting in net cash paid for acquisitions of $32,658.  During the same period in 2008, we acquired six properties for a total purchase price of $115,859 , including the assumption of $30,790 in mortgage debt, the issuance of a $500 note payable, the assumption of $318 of operating liabilities and the issuance of units in our operating partnership valued at $21,624 resulting in net cash paid for acquisitions of $63,626.  Also, cash provided by the disposition of hotel assets held for sale was $6,456 in 2008 compared to $11,905 in 2007. Cash provided by distributions from unconsolidated joint ventures decreased $4,372 while advances and capital contributions for unconsolidated joint ventures decreased from $2,309 in 2007 to $96 in 2008. We increased our capital expenditures from $16,773 in 2007 to $19,226 in 2008.  This increase was primarily related to $6,420 in new construction costs related to a building located in Brooklyn, in New York, NY we acquired in the first quarter of 2008 and opened as the nu Hotel in July of 2008.

Net cash provided by financing activities for the year ended December 31, 2008 was $64,346 compared to cash used in financing activities of $11,262 for the year ended December 31, 2007.  Included in cash provided by financing activities in 2008 were net proceeds from the issuance of common stock of $61,845.  Also, the increase in cash provided by financing activities is the result of proceeds from our credit facility and mortgages and notes payable, net of repayments, of $46,456 in 2008 compared to net proceeds of $27,526 in 2007.  Dividends paid on common shares and our common partnership units increased $4,878 in 2008, from $33,033 during the year ended December 31, 2007 to $37,911 during the same period in 2008.

OFF BALANCE SHEET ARRANGEMENTS

The Company does not have off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

FUNDS FROM OPERATIONS
(in thousands, except share data)

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales, minority interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

FFO does not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO to be a meaningful, additional measure of operating performance because it excludes the effects of the assumption that the value of real estate assets diminishes predictably over time, and because it is widely used by industry analysts as a performance measure. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors. We present FFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares. We believe it is meaningful for the investor to understand FFO applicable to all common shares and Partnership units.

The following table reconciles FFO for the periods presented to the most directly comparable GAAP measure, net income, for the same periods.

	Twelve Months Ending
	December 31, 2009	December 31, 2008	December 31, 2007

Net (loss) income applicable to common shares	$(54,661)	$(13,608)	$13,047
(Loss) income allocated to noncontrolling interest	(8,597)	(1,621)	2,325
Loss (income) from unconsolidated joint ventures	7,190	517	(3,476)
Gain on sale of assets	(1,869)	(2,888)	(4,248)
Depreciation and amortization	42,971	38,712	31,767
Depreciation and amortization from discontinued operations	1,314	2,706	3,363
FFO related to the noncontrolling interest in consolidated joint ventures (1)	(98)	(240)	(652)
Funds from consolidated hotel operations applicable to common shares and Partnership units	(13,750)	23,578	42,126

(Loss) income from unconsolidated joint ventures	(7,190)	(517)	3,476
Add:
Depreciation and amortization of purchase price in excess of historical cost (2)	2,137	2,093	2,055
Interest in deferred financing costs written off in unconsolidated joint venture debt extinguishment	-	-	(2,858)
Interest in depreciation and amortization of unconsolidated joint venture (3)	2,891	6,287	5,024
Funds from unconsolidated joint ventures operations applicable to common shares and Partnership units	(2,162)	7,863	7,697

Funds from Operations applicable to common shares and Partnership units	$(15,912)	$31,441	$49,823

Weighted Average Common Shares and Units Outstanding
Basic	51,027,742	45,184,127	40,718,724
Diluted	51,027,742	53,218,864	46,183,394

(1)	Adjustment made to deduct FFO related to the noncontrolling interest in our consolidated joint ventures; Represents the portion of net income and depreciation allocated to our joint venture partners.
(2)	Adjustment made to add depreciation of purchase price in excess of historical cost of the assets in the unconsolidated joint venture at the time of our investment.
(3)	Adjustment made to add our interest in real estate related depreciation and amortization of our unconsolidated joint ventures.

Comparison of the year ended December 31, 2009 to December 31, 2008

FFO was a deficit of $15,912 for the year ended December 31, 2009, which was a decrease of $47,353 or 150.6%, over FFO in the comparable period in 2008, which was $31,441. FFO for year ended December 31, 2009 was negatively impacted by total impairment charges of $43,652 recognized during 2009 compared to $22,894 in 2008.  Other than these impairment charges, the decrease in FFO was primarily a result of worsening economic conditions which has caused occupancies and average daily rates to decline at our hotel properties.  The decrease in revenues has only been partially offset by decreases in operating expenses resulting from declines in occupancy and our hotel operators cost reduction initiatives.

FFO was also negatively impacted by increases in our interest expense during the year ended December 31, 2009.

Comparison of the year ended December 31, 2008 to December 31, 2007

FFO was $31,441 for the year ended December 31, 2008, which was a decrease of $18,381 or 36.9%, over FFO in the comparable period in 2007, which was $49,823. The decrease in FFO was primarily a result of an impairment of development loan receivable and other asset of $21,004 and an impairment of our interest in an unconsolidated joint venture of $1,890. Partially offsetting the effect of these impairment charges were increases in operating income due to increases in RevPAR and due to hotel acquisitions consummated in 2007 and 2008.

FFO was negatively impacted by increases in our interest expense during the year ended December 31, 2008.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

On an on-going basis, estimates are evaluated by us, including those related to carrying value of investments in hotel properties. Our estimates are based upon historical experience and on various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

Approximately 95% of our revenues are derived from hotel room revenues and revenue from other hotel operating departments. We directly recognize revenue and expense for all consolidated hotels as hotel operating revenue and hotel operating expense when earned and incurred. These revenues are recorded net of any sales or occupancy taxes collected from our guests. All revenues are recorded on an accrual basis, as earned. We participate in frequent guest programs sponsored by the brand owners of our hotels and we expense the charges associated with those programs, as incurred.

Revenue for interest on development loan financing is recorded in the period earned based on the interest rate of the loan and outstanding balance during the period. Development loans receivable and accrued interest on the development loans receivable are evaluated to determine if outstanding balances are collectible.  Interest is recorded only if it is determined the outstanding loan balance and accrued interest balance are collectible.

Other revenues consist primarily of fees earned for asset management services provided to hotels we own through unconsolidated joint ventures. Fees are earned as a percentage of the hotels revenue and are recorded in the period earned.

Investment in Hotel Properties

Investments in hotel properties are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful life of up to 40 years for buildings and improvements, two to seven years for furniture, fixtures and equipment. We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in hotel properties. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in hotel properties we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Most identifiable assets, liabilities, noncontrolling interests, and goodwill related to hotel properties acquired in a business combination are recorded at full fair value.  Estimating techniques and assumptions used in determining fair values involve significant estimates and judgments.  These estimates and judgments have a direct impact on the carrying value of our assets and liabilities which can directly impact the amount of depreciation expense recorded on an annual basis and could have an impact on our assessment of potential impairment of our investment in hotel properties.

The operations related to properties that have been sold or properties that are intended to be sold are presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold are designated as “held for sale” on the balance sheet.

Based on the occurrence of certain events or changes in circumstances, we review the recoverability of the property’s carrying value. Such events or changes in circumstances include the following:

·	a significant decrease in the market price of a long-lived asset;
·	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;
·	a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator;
·	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;
·
a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset; and

·	a current expectation that, it is more likely than not that, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

We review our portfolio on an on-going basis to evaluate the existence of any of the aforementioned events or changes in circumstances that would require us to test for recoverability. In general, our review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value expected, as well as the effects of hotel demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in hotel properties. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

Investment in Joint Ventures

Properties owned in joint ventures are consolidated if the determination is made that we are the primary beneficiary in a variable interest entity (VIE) or we maintain control of the asset through our voting interest or other rights in the operation of the entity. We evaluate whether we have a controlling financial interest in a VIE through means other than voting rights and determine whether we should include the VIE in our consolidated financial statements. Our examination of each joint venture consists of reviewing the sufficiency of equity at risk, controlling financial interests, voting rights, and the obligation to absorb expected losses and expected gains, including residual returns. Control can also be demonstrated by the ability of the general partner to manage day-to-day operations, refinance debt and sell the assets of the partnerships without the consent of the limited partners and the inability of the limited partners to replace the general partner. This evaluation requires significant judgment.

If it is determined that we do not have a controlling interest in a joint venture, either through our financial interest in a VIE or our voting interest in a voting interest entity, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of our investment in, advances to and commitments for the investee. Pursuant to our joint venture agreements, allocations of profits and losses of some of our investments in unconsolidated joint ventures may be allocated disproportionately as compared to nominal ownership percentages due to specified preferred return rate thresholds.

The Company periodically reviews the carrying value of its investment in unconsolidated joint ventures to determine if circumstances exist indicating impairment to the carrying value of the investment that is other than temporary. When an impairment indicator is present, we will estimate the fair value of the investment.  Our estimate of fair value takes into consideration factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors.  This determination requires significant estimates by management, including the expected cash flows to be generated by the assets owned and operated by the joint venture. Subsequent changes in estimates could impact the determination of whether impairment exists. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount over the fair value of our investment in the unconsolidated joint venture.

Development Loans Receivable

The Company accounts for the credit risk associated with its development loans receivable by monitoring the portfolio for indications of impairment.  Our methodology consists of the following:

·	Identifying loans for individual review. In general, these consist of development loans that are not performing in accordance with the contractual terms of the loan.
·
Assessing whether the loans identified for review are impaired. That is, whether it is probable that all amounts will not be collected according to the contractual terms of the loan agreement.  We determine the amount of impairment by calculating the estimated fair value, discounted cash flows or the value of the underlying collateral.

Any charge to earnings necessary based on our review is recorded on our income statement as an impairment of development loan receivable.  Our assessment of impairment is based on information known at the time of the review. Changes in factors underlying the assessment could have a material impact on the amount of impairment to be charged against earnings. Such changes could impact future results.

Accounting for Derivative Financial Investments and Hedging Activities

We use derivatives to hedge, fix and cap interest rate risk and we account for our derivative and hedging activities by recording all derivative instruments at fair value on the balance sheet. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. Cash flow hedges that are considered highly effective are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within shareholders’ equity. Amounts are reclassified from other comprehensive income to the income statements in the period or periods the hedged forecasted transaction affects earnings.

Under cash flow hedges, derivative gains and losses not considered highly effective in hedging the change in expected cash flows of the hedged item are recognized immediately in the income statement. For hedge transactions that do not qualify for the short-cut method, at the hedge’s inception and on a regular basis thereafter, a formal assessment is performed to determine whether changes in the cash flows of the derivative instruments have been highly effective in offsetting changes in cash flows of the hedged items and whether they are expected to be highly effective in the future.

RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued a pronouncement that established the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP.  This standard is effective for interim and annual periods ending after September 15, 2009.  The Company has adopted this standard in accordance with US GAAP.

Subsequent Events

In May 2009, the FASB issued a pronouncement that sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  Our adoption of this statement did not impact our consolidated financial condition and results of operations.

Consolidation of Variable Interest Entities

In June 2009, the FASB issued a pronouncement that amends existing US GAAP as follows: (a) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity and to identify the primary beneficiary of a variable interest entity, (b) to require ongoing reassessment of whether an enterprise is the primary beneficiary of a variable interest entity, rather than only when specific events occur, (c) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity, (d) to amend certain guidance for determining whether an entity is a variable interest entity, (e) to add an additional reconsideration event when changes in facts and circumstances pertinent to a variable interest entity occur, (f) to eliminate the exception for troubled debt restructuring regarding variable interest entity reconsideration, and (g) to require advanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity.  This pronouncement is effective for the first annual reporting period that begins after November 15, 2009.  Earlier adoption is prohibited.  The Company will adopt this pronouncement on January 1, 2010.  Management does not believe adoption of this pronouncement will have a material effect on the Company’s consolidated financial statements.

RELATED PARTY TRANSACTIONS

We have entered into a number of transactions and arrangements that involve related parties. For a description of the transactions and arrangements, please see Note 7, “Commitments and Contingencies and Related Party Transactions,” to the consolidated financial statements.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following table summarizes our contractual obligations and commitments to make future payments under contracts, such as debt and lease agreements, as of December 31, 2009.

Contractual Obligations (in thousands)	2010	2011	2012	2013	2014	Thereafter
Long Term Debt	$37,406	$58,208	$44,107	$31,989	$43,935	$450,648
Interest Expense on Long Term Debt	38,404	35,628	32,181	30,167	27,448	122,772
Credit Facility	-	79,200	-	-	-	-
Interest Expense on Credit Facility	3,366	3,366	-	-	-	-
Hotel Ground Rent	904	935	975	981	986	92,175
Total	$80,080	$177,337	$77,263	$63,137	$72,369	$665,595